THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR "BLUE SKY" LAWS (COLLECTIVELY, THE "SECURITIES LAWS") AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION APPLIES TO SUCH TRANSFER OR DISPOSITION.


                NEW JERSEY MORTGAGE AND INVESTMENT CORP.

                         12.00% Senior Subordinated Note
                                Due July 1, 2002



No. 1                                                              July 22, 1997

$3,000,000.00

              NEW JERSEY MORTGAGE AND INVESTMENT CORP., a New Jersey corporation (the "Company"), for value received, hereby promises to pay to N M ROTHSCHILD & SONS LIMITED or registered assigns on July 1, 2002 the principal amount of THREE MILLION DOLLARS AND NO CENTS ($3,000,000.00), or the balance of such principal amount as shall not have been prepaid by the Company prior to such date as provided herein, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 12.00% per annum from the date hereof until maturity, payable monthly on the 1st day of each month (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and if any, and (to the extent legally enforceable) on any overdue installment of interest, at lesser of the highest rate allowed by applicable law or 16% per annum, after the date due, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Roseland, New Jersey, in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

              This Note is one of the 12.00% Senior Subordinated Notes due July 1, 2002 (the "Notes") of the Company in the aggregate principal amount of $3,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement, dated as of July 15, 1997 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

               This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

               The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

               This Note and the indebtedness evidenced hereby, including the principal and interest, shall at all times remain junior and subordinate to any and all Senior Debt, as such term is defined in the Note Agreement, all on the terms and to the extent more fully set forth in the Note Agreement.

               This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

               This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to the laws thereof regarding conflicts of laws. This Note is executed as an instrument under seal.


                                                     NEW JERSEY MORTGAGE AND
                                                        INVESTMENT CORP.

                                                   By:     Joel Furst
                                                     ------------------------
                                                       Name: Joel Furst
                                                       Title: Sr. Vice President

                                                 Sheetl

Date*        Ending          Principal       Fixed Interest
             Principal ($)   Amortisation    @12% **
XX/07/1997
01-Aug-97    3,000,000.00               0 TBD***
01-Sep-97    3,000,000.00            0.00        30,000.00
01-Oct-97    3,000,000.00            0.00        30,000.00
01-Nov-97    3,000,000.00            0.00        30,000.00
01-Dec-97    3,000,000.00            0.00        30,000.00
01-Jan-98    3,000,000.00            0.00        30,000.00
01-Feb-98    3,000,000.00            0.00        30,000.00
01-Mar-98    3,000,000.00            0.00        30,000.00
01-Apr-98    3,000,000.00            0.00        30,000.00
01-May-98    3,000,000.00            0.00        30,000.00
01-Jun-98    3,000,000.00            0.00        30,000.00
01-Jul-98    3,000,000.00            0.00        30,000.00
01-Aug-98    3,000,000.00            0.00        30,000.00
01-Sep-98    3,000,000.00            0.00        30,000.00
01-Oct-98    3,000,000.00            0.00        30,000.00
01-Nov-98    3,000,000.00            0.00        30,000.00
01-Dec-98    3,000,000.00            0.00        30,000.00
01-Jan-99    3,000,000.00            0.00        30,000.00
01-Feb-99    3,000,000.00            0.00        30,000.00
01-Mar-99    3,000,000.00            0.00        30,000.00
01-Apr-99    3,000,000.00            0.00        30,000.00
01-May-99    3,000,000.00            0.00        30,000.00
01-Jun-99    3,000,000.00            0.00        30,000.00
01-Jul-99    3,000,000.00            0.00        30,000.00
01-Aug-99    2,925,000.00       75,000.00        30,000.00
01-Sep-99    2,850,000.00       75,000.00        29,250.00
01-Oct-99    2,775,000.00       75,000.00        28,500.00
01-Nov-99    2,700,000.00       75,000.00        27,750.00
01-Dec-99    2,625,000.00       75,000.00        27,000.00
01-Jan-00    2,550,000.00       75,000.00        26,250.00
01-Feb-00    2,475,000.00       75,000.00        25,500.00
01-Mar-00    2,400,000.00       75,000.00        24,750.00
01-Apr-00    2,325,000.00       75,000.00        24,000.00
01-May-00    2,250,000.00       75,000.00        23,250.00
01-Jun-00    2,175,000.00       75,000.00        22,500.00
01-Jul-00    2,100,000.00       75,000.00        21,750.00
01-Aug-00    2,025,000.00       75,000.00        21,000.00
01-Sep-00    1,950,000.00       75,000.00        20,250.00
01-Oct-00    1,875,000.00       75,000.00        19,500.00
01-Nov-00    1,800,000.00       75,000.00        18,750.00
01-Dec-00    1,725,000.00       75,000.00        18,000.00
01-Jan-01    1,650,000.00       75,000.00        17,250.00
01-Feb-01    1,575,000.00       75,000.00        16,500.00
01-Mar-01    1,500,000.00       75,000.00        15,750.00
01-Apr-Ol    1,425,000.00       75,000.00        15,000.00
01-May-01    1,350,000.00       75,000.00        14,250.00
01-Jun-01    1,275,000.00       75,000.00        13,500.00
01-Jul-01    1,200,000.00       75,000.00        12,750.00
01-Aug-01    1,100,000.00      100,000.00        12,000.00
01-Sep-01    1,000,000.00      100,000.00        11,000.00
01-Oct-01      900,000.00      100,000.00        10,000.00
01-Nov-01      800,000.00      100,000.00         9,000.00
01-Dec-01      700,000.00      100,000.00         8,000.00
01-Jan-02      600,000.00      100,000.00         7,000.00
01-Feb-02      500,000.00      100,000.00         6,000.00
01-Mar-02      400,000.00      100,000.00         5,000.00
01-Apr-02      300,000.00      100,000.00         4,000.00
01-May-02      200,000.00      100,000.00         3,000.00
01-Jun-02      100,000.00      100,000.00         2,000.00
01-Jul-02            0.00      100,000.00         1,000.00

*Principal and interest payments flow on the first day of the month subject to a US business day convention

**Interest Calculated on the basis of 12 months of 30 days out of a 360 day year

***To be determined depending on the start date to be during the week commencing 14th July.

                     NEW JERSEY MORTGAGE AND INVESTMENT CORP.
                         5 Becker Farm Road, P.O. Box M
                           Roseland, New Jersey 07068


                                 NOTE AGREEMENT


                   $3,000,000 12.00% Senior Subordinated Notes
                                Due July 1, 2002

                                                                    Dated as of
                                                                  July 15, 1997


 N M Rothschild & Sons Limited
 New Court
 St. Swithin's Lane
 London EC4P 4DU

 Gentlemen:

               The undersigned, NEW JERSEY MORTGAGE AND INVESTMENT CORP., a New Jersey corporation (the "Company"), agrees with you (the "Purchaser") as follows:


 SECTION 1. PURCHASE AND SALE OF NOTES.

               Section 1.1. Description of Notes. The Company will authorize the issue and sale of $3,000,000 aggregate principal amount of its 12.00% Senior Subordinated Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 12.00% per annum, payable monthly in arrears on the 1st day of each month (commencing August 1, 1997) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and overdue premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the lesser of the highest rate allowed by applicable law or 16% per annum, after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on July 1, 2002 (the "Maturity Date"), and to be in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. In case the due date of any payment falls on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day, and interest shall continue to accrue. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and any Note delivered in exchange therefor.

               Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, Notes in the aggregate principal amount of $3,000,000 at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

               Delivery of the Notes on the Closing Date will be made at the offices of Lane & Mittendorf LLP, 320 Park Avenue, 10th floor, New York, New York 10022, against payment therefor, in the amount of the purchase price, in Federal Reserve or other funds current and immediately available at New York, New York, by electronic funds transfer to the account of the Company specified on the signature page hereof (the completion of such delivery and payment, the "Closing"). Delivery of the Notes will be made at 10:00 a.m. Eastern Daylight Savings Time, on July 21, 1997 (the "Closing Date"), or such later date as the parties may agree. The Notes delivered to the Purchaser on the Closing Date will be delivered to the Purchaser in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of the Purchaser's purchase on the Closing Date (unless different denominations are specified by the Purchaser), registered in the Purchaser's name or in the name of the Purchaser's nominee, all as the Purchaser may specify at any time prior to the date fixed for delivery.

               The commitment of the Purchaser to purchase the Notes on the Closing Date is subject to satisfaction or waiver of the conditions set forth herein and to receipt by the Purchaser, concurrently with the execution and delivery hereof by the Purchaser, of a nonrefundable facility fee in the amount of $30,000, to be paid by electronic funds transfer to the account of the Purchaser identified on the signature page hereof.


 SECTION 2. PREPAYMENT OF NOTES.

                Section 2. 1. Required Prepayments. The Company agrees that on the 1st day of each calendar month, commencing August 1, 1999 and ending on July 1, 2002 or such earlier date on which the Notes shall be paid in full, it will prepay and apply pro rata and there shall become due and payable on the principal indebtedness evidenced by the Notes the aggregate amount of (i) $75,000 per month for the period August 1, 1999 through July 1, 2001, inclusive, and (ii) $100,000 per month for the period August 1, 2001 through July 1, 2002, inclusive. The entire outstanding principal amount of the Notes shall become due and payable on the Maturity Date. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1.

                 In the event of any purchase or other acquisition by the Company of less than all of the Notes, the amount of the payment required at the Maturity Date and each prepayment required to be made pursuant to this
 Section 2.1 shall be reduced in the proportion that the principal amount of such purchase or other acquisition bears to the unpaid principal amount of the Notes immediately prior to such purchase or other acquisition (after giving effect to any prepayment made pursuant to this Section 2.1 on the date of such purchase or other acquisition).

               Section 2.2. Optional Prepayment with Make-Whole Premium. In addition to the payments required by Section 2.1, upon compliance with Section
 2.4 the Company shall have the privilege, at any time and from time to time, on or after the date of issuance of the Notes, of prepaying the outstanding Notes, in whole (and not in part), by payment of the entire aggregate principal amount of the Notes, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of the date of such prepayment pursuant to this Section 2.2. The Company also will pay all costs and expenses, including but not limited to breakage fees, incurred by any Holder as a result of such optional prepayment of the Notes, in prepaying an interest rate swap or similar hedging arrangement with a weighted average life comparable to the weighted average life of the Notes (collectively, "Break-Up Expenses").

               Section 2.3. Prepayment upon Change of Control or Sale. In the event that the Company has knowledge of a Change of Control or Sale or an impending Change of Control or Sale relating to either the Company or Federal, the Company will give written notice (a "Control Change or Sale Notice" of such fact to all Holders at least 60 days prior to any proposed Change of Control or Sale Date; provided, however, that if the Company shall not then have knowledge of such fact, such Control Change or Sale Notice shall be delivered promptly upon receipt of such knowledge, but in no event later than 3 business days after the Change of Control or Sale Date. The Control Change or Sale Notice shall (i) describe the facts and circumstances of such Change of Control (including the Change of Control or Sale Date or proposed Change of Control or Sale Date) in reasonable detail, (ii) make reference to this Section 2.3 and the right of the Company voluntarily to prepay and, in the event the Company does not so elect, the right of the Holders of a majority in aggregate principal amount of the then outstanding Notes to require the Company to prepay the Notes, in each case on the terms and conditions provided for herein, together with the Prepayment Premium, if the prepayment occurs on or prior to July 1, 2000, and to pay all Break-Up Expenses, (iii) state either that the Company has elected voluntarily to prepay or, in the absence of such and election, that the Holders of a majority in aggregate principal amount of the Notes then outstanding may declare all of the then outstanding Notes immediately due and payable.

               Upon the receipt of such Change of Control or Sale or, if no Change of Control or Sale Notice is given, upon receipt of actual knowledge of a Change of Control or Sale relating to either the Company or Federal, the Holders of a majority in aggregate principal amount then outstanding Notes may declare, by written notice (the "Note Acceleration Notice") to the Company, the entire outstanding principal amount and all interest due through the date of payment upon all then outstanding Notes to be due and payable, and thereupon such Notes shall become due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly hereby waived, on the date (the "Control Change or Sale Payment Date") occurring 30 days after the Change of Control or Sale Date, in the event that such Note Acceleration Notice is served on or prior to the Change of Control or Sale Date, or 20 days after the date such Note Acceleration Notice is served, if such Note Acceleration Notice is not served on or prior to the Change of Control or Sale Date. The Company covenants and agrees to prepay in full on the Control Change or Sale Payment Date the aggregate principal amount unpaid of then outstanding Notes and all interest accrued but unpaid to the date of prepayment, together with the Prepayment Premium, if the prepayment occurs on or prior to July 1, 2000, and all Break-Up Expenses due in respect of such Notes.

               Section 2.4. Notice of Optional Prepayments pursuant to Section
2.2. The Company will give notice of any prepayment of the Notes pursuant to
Section 2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date,
(ii) the principal amount of the Holder's Notes to be prepaid on such date,
(iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice of the Make-Whole Amount, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount; provided, that the failure of the Company to provide such Holder with the notice contemplated herein shall not diminish or delay the obligation of the Company to make such payment.

               Section 2.5. Application of Prepayments. All prepayments pursuant to Section 2.1 shall be applied on all outstanding Notes ratably,in accordance with the unpaid principal amounts thereof.

               Section 2.6 Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by the Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth herein or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.

SECTION 3. REPRESENTATIONS OF THE COMPANY.

                                 The Company represents and warrants to the
holders of the Notes as follows:

                3.1. Subsidiaries. The Company has no Subsidiaries except as set forth on Schedule 3.1 attached hereto. Schedule 3.1 correctly states the name of each such Subsidiary, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or other Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any lien. All such shares have been duly issued and are fully paid and non-assessable.

                3.2. Corporate Organization and Authority.

                The Company and each of the Subsidiaries:

                         (a)  is a corporation duly organized, validly
existing and in good standing under the laws of its jurisdiction of incorporation;

                         (b)  has all requisite power and authority and all
necessary licenses and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted; and

                         (c)  is  duly licensed or qualified and is in good
standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary.

                 3.3. Financial Statements. The consolidated balance sheets of the Company and its consolidated Subsidiaries as of February 28 in each of the years 1995, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows and changes therein for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification, by a firm of certified public accountants acceptable to the Purchaser, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations, stockholders' equity and cash flows and changes therein for such periods.

                 There has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the audited consolidated financial statements dated February 28, 1997, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

                 3.4. Full Disclosure. The financial statements referred to in
Section 3.3 do not, nor does this Agreement or any other written statement furnished by the Company to the

Purchaser in connection with the negotiation of the sale of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to the Purchaser in writing which materially affects adversely, nor, so far as the Company can now foresee, will materially affect adversely, the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                 3.5. Pending Litigation. Except as identified on Schedule 3.5 hereto, there are no proceedings pending or, to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

                 3.6 Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real Property and has good title to all the other material items of Property it purports to own and good leasehold title to those parcels of real Property it purports to lease, including that reflected in the most recent financial statement referred to in Section 3.3 hereof, except as sold or otherwise disposed of in the ordinary course of business since February 28, 1997 and except for Liens permitted by the Agreement.

                 3.7. Patents and Trademarks. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

                 3.8. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreement and the
Notes:

                      (a) are within the corporate powers of the Company;

                      (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach, of any of the terms, conditions or provisions of, or constitute a default under the Restated Articles of Organization or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it or its Property may be bound or result in the imposition of any Liens or encumbrances on any Property of the Company; and

                      (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Restated Articles of Organization or By-laws of the Company or otherwise) and duly executed and delivered by the Company, and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms.

               3.9. No Defaults. No Default or Event of Default has occurred and is continuing. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any outstanding Debt and is not in default under any instrument or instruments or agreements under and subject to which any Debt has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

               3.10. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or the compliance by the Company with any of the provisions of the Agreement or the Notes.

               3.11. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before February 28, 1997, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it or any Subsidiary for which adequate provision has not been made on their accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

               3.12. Employee Retirement Income Security Act of 1974. Assuming the representation set forth in Section 4 is true and correct, the consummation of the transactions provided for in this Agreement and compliance by the Company with the provision hereof and the Notes issued hereunder will not involve any nonexempt prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trusts created thereunder, have incurred any "accumulated funding deficiency" as defined in
Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any ERISA Affiliate is a member of or contributes to any multiple employer plan as defined in ERISA. Neither the Company nor any ERISA Affiliate is a participant in or is obligated to make any payment to a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchaser.

               3.13. Compliance with Law. Neither the Company nor any Subsidiary
(a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its Property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreement or the Notes. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

               3.14. Compliance with Environmental Laws. Neither the Company nor any Subsidiary is in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposal to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of it or any of its Subsidiaries under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

               3.15. No Registration. Assuming the representations and warranties set forth in Section 4 hereof are true, no registration under the Securities Act or any state securities laws of any of the Notes is required for the sale thereof as contemplated hereby, except as has already been obtained. No form of general solicitation or general advertising was used by the Company or any person authorized to act on its behalf in connection with the offer and sale of any of the Notes, including, but not limited to, articles, notices, or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. No securities of the same class as the Notes have been issued or sold by the Company within the six-month period immediately prior to the date of issuance of the Notes.

              3.16. Investment Company Act of 1940. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

              3.17. Indebtedness. Schedule 3.17 attached hereto correctly describes all Senior Debt, Senior Subordinated Debt, and Investor Subordinated Debt of the Company and its Subsidiaries outstanding on June 30, 1997. There has been no increase in the respective outstanding principal amounts thereof since June 30, 1997. All of the Investor Subordinated Debt is or will on the Closing Date be fully subordinated to the Notes.

              3.18. Use of Proceeds. The net proceeds from the sale of the Notes will be used to provide funds for general corporate purposes of the Company. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitations, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 CFR, ch. II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

              3.19. Representations as to Mortgages and Leases. With respect to the Company and each Subsidiary:

                    (a) Each Mortgage sold or otherwise transferred by the Company or any Subsidiary was sold or transferred on a non-recourse basis by the Company or such Subsidiary except as to the amount of any premium on sale that may be refundable by the Company in the ordinary course of business with respect to any prepaid Mortgage during the 12-month period immediately following any such sale;

                     (b) Each Mortgage originated by the Company or any Subsidiary is reasonably expected to be sold or transferred within 90 days of the date of origination; and

                     (c) Neither the Company nor any Subsidiary has repurchased any Lease except in the ordinary course of business and in compliance with the terms of the transaction documents entered into between the Company or any such Subsidiary and an SPV in connection with an lease-backed securitization transaction.


SECTION 4. REPRESENTATIONS OF THE PURCHASER.

               Section 4.1. Representations of the Purchaser. The Purchaser represents, and in entering into this Agreement the Company understands, that the Purchaser is acquiring the Notes for the purpose of investment and with no present intention of distributing the same; it being understood, however, that the disposition of the Purchaser's Property shall at all times be and remain within its control and that the foregoing is without prejudice to the Purchaser's right at all times to sell or otherwise dispose of all or any part of the Notes in any transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and which, if taken together with the original offer and sale of the Notes by the Company to the Purchaser (assuming the representations and warranties set forth in Section 3.15 hereof are true), will not cause the original issue of the Notes to no longer be exempt from the registration requirements of the Securities Act and applicable state securities laws. The Purchaser further represents that it is an "accredited investor" as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, with such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Notes. The Purchaser represents that it understands that there will be no market for the Notes, that the Notes have not been registered under the 1933 Act, and that the Notes cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available. The Purchaser represents that it has been provided with the opportunity to obtain financial and other information about the Company and has obtained such information from the Company as it may have requested. The Purchaser further represents that it is acquiring the Notes for its own account and with its general corporate assets and not with any "plan assets" or funds of a "benefit plan investor", as those terms are defined in Section 2510.3-101 of the Department of Labor Regulations under ERISA.

SECTION 5. CONDITIONS TO CLOSING.

               Section 5. 1. Conditions. The obligation of the Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

                        (a) Closing Certificates. On the Closing Date the Purchaser shall have received (i) an Officer's Certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to the Purchaser's obligation to purchase the Notes proposed to be sold to the Purchaser on the Closing Date and to the effect that, among other things, (x) the representations and warranties of the Company set forth herein are true and correct on and with respect to the Closing Date, (y) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (z) no Default or Event of Default has occurred and is continuing and (ii) a Secretary's Certificate dated the Closing Date, signed by the Secretary of the Company, as to the full force and effect of corporate resolutions of the Company authorizing the execution, delivery and performance of this Agreement and the incumbency of officers of the Company.

                         (b)     Legal Opinions. On the Closing Date the
Purchaser shall have received from Furst, Gelfond & Tolstoi, counsel for the Company, its opinion, dated the Closing Date, in form and substance satisfactory to the Purchaser, and covering the matters set forth in

Exhibit B hereto.

                      (c) Financial Statements. On or prior to the Closing Date, the Purchaser shall have received copies of the audited financial statements of the Company and the unqualified reports of the Company's certified public accountant listed in Section 3.3.

                      (d) Consent of Holders of Other Debt. On or prior to the Closing Date, all consents and approvals required to be obtained from any holder or holders of any outstanding Debt of the Company or any Subsidiary which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained, all such consents or approvals shall be satisfactory in form and substance to the Purchaser and its special counsel and shall be in full force and effect on the Closing Date.

                      (e) Letter Agreement. Stan Furst and Joel Furst shall have executed and delivered to the Purchaser a letter agreement, in form and substance satisfactory to the Purchaser, setting forth limitations on the payment of compensation to each of them by the Company upon the occurrence of specified events.

                      (f) Legal Fees. The Company shall pay, as set forth in an invoice rendered by Lane & Mittendorf LLP on the Closing Date, special counsel to the Purchaser, the fees and disbursements of such counsel.

                      (g) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to the Purchaser and the Purchaser's special counsel, and the Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

              Section 5.2. Failure to Deliver; Waiver of Conditions. If on the Closing Date the Company fails to tender to the Purchaser the Notes to be issued to any Purchaser on such date or if the conditions specified in Section 5.1 have not been fulfilled, the Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 5.1 have not been fulfilled, the Purchaser may waive compliance by the Company with any such condition to such extent as the Purchaser may in its sole discretion determine. Nothing in this Section 5 shall operate to relieve the Company of any of its obligations hereunder or to waive the Purchaser's rights against the Company.


SECTION 6. COMPANY COVENANTS.

               From and after the Closing Date and continuing so long as any amount remains unpaid on any Note, the Company covenants and agrees that it will comply and, if applicable, cause each of its Subsidiaries to comply with the following provisions:

              Section 6.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 6.14; and provided, further, that the foregoing shall not prevent the dissolution of any special purpose vehicle Subsidiary at any time after such Subsidiary shall have paid in full all of the principal of and interest on those term, warehouse and/or other notes which such Subsidiary shall have issued and sold as contemplated in the clause of such Subsidiary's Articles of Organization or other charter document which describes the limited business and other purposes of such Subsidiary.

              Section 6.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar Properties.

               Section 6.3. Chief Executive Officer; Key Man Life Insurance. At all times while any amount is outstanding under the Notes:

                       (a) Stan Furst shall (i) be the Chief Executive Officer of the Company, which position shall entail the customary managerial duties and authority of such office, and (ii) own beneficially and of record not less than 50% of the Voting Stock of the Company, on a fully diluted basis; and

                       (b) the Company will purchase, or cause to be purchased (and will deliver to the Purchaser a certificate of insurance or other satisfactory evidence with respect to), within 90 days of the date of this Agreement and will keep in full force and effect, or cause to be kept in full force and effect, a life insurance policy or policies issued by reputable and sound insurers, and acceptable in form and substance to the Purchaser insuring the life of Stan Furst in the full face amount of not less than $1,000,000, naming the Purchaser as beneficiary (the "Key Man Insurance").

               The Company further covenants and agrees that it will not assign, encumber, pledge or hypothecate the Key Man Insurance or the cash surrender value thereof, will at all times cause any premium due thereon to be paid timely and in full, will cause the Key Man Insurance to contain an undertaking by the insurers to give not less than 30 days (or such other period as is customary for such insurers) prior written notice to the Purchaser in the event of cancellation or expiration of the Key Man Insurance for any reason and will forward to the Purchaser copies of any notices from the insurers received by the Company.

                Section 6.4. Investor Subordinated Debt. At all times while any amount is outstanding under the Notes, the Company will take all necessary action to ensure that the Investor Subordinated Debt, and any renewal, extension or replacement of such Debt, remains fully and effectively subordinated to the Notes.

              Section 6.5. Executive and Director Compensation. At all times while any amount is outstanding under the Notes:

                      (a) the Company will at all times require the compensation of each member of the Control Group who receives a salary from the Company or any Subsidiary to be determined by a committee of its Board of Directors; and

                      (b) the Company will not, and will not permit any Subsidiary to, at any time pay compensation to any non-employee member of its Board of Directors except reasonable director's fees consisting of an annual retainer, a fixed fee for attendance at meetings of the Board of Directors or any committee thereof and meetings of the Company's shareholders and reasonable travel expenses in connection with attendance at any such meeting (collectively, Director's Fees"); provided that any member of such Board of Directors who is also an employee of the Company or any Subsidiary shall not receive any Director's Fees.

               Section 6.6. Taxes; Claims for Labor and Materials; Compliance with Laws. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the Property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any Property of the Company or such Subsidiary; provided, however, that the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any Property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amend ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries or would result in any Lien not permitted under
Section 6.12.

               Section 6.7. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its Properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

               Section 6.8. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and/or any of its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

               Section 6.9. Certain Financial Covenants. The Company will maintain the following financial covenants, to be tested on a quarterly basis in conjunction with its financial statements, at all times while any of the Notes are outstanding:

                      (a) Adjusted Consolidated Debt shall not exceed 650% of Adjusted Consolidated Net Worth;

                      (b) Consolidated Tangible Net Worth shall not be less than an amount equal to $1,600,000 plus 80% of Consolidated Net Income;

                      (c) Adjusted Consolidated Liabilities shall not exceed 90% of Adjusted Consolidated Assets;

                      (d) Consolidated Net Worth shall not be less than $7,500,000; and

                      (e) Stockholders' Equity shall not be less than $2,000,000.

               The Company shall submit to the Purchaser, not later than 60 days after the end of each fiscal quarter, commencing with and including the fiscal quarter ending November 30, 1997, a written statement in reasonable detail and conforming to applicable requirements of GAAP, certified as true and correct to the best of his knowledge by the chief financial officer of the Company, demonstrating to the satisfaction of the Purchaser compliance with this
Section 6.9 and Section 6.15 and stating that such Person is not aware of any reason that the Company will not continue to be in compliance with this Section
6.9 and Section 6.15 during the succeeding two fiscal quarters. Such statement shall also set forth a summary of the terms and conditions of any Debt permitted by Sections 6.10(a)(iii), (iv) or (v) issued during the fiscal quarter then ended and certifying that, after giving effect thereto, the Company is in compliance with Section 6.10(a).

               Section 6.10.  Limitations on Debt.

                      (a) The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner become liable in respect of any Debt, except:

                               (i)    Debt evidenced by the Notes;

                               (ii)   Funded Debt of the Company and its
Subsidiaries outstanding as of the date of this Agreement and reflected on the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 1997;

           (iii) Bank Debt, provided that the principal amount thereof outstanding under the provisions of this Section 6.10(a)(iii) shall not at any time exceed $50,000,000;

                               (iv) additional secured and unsecured Senior Debt
of the Company and its Subsidiaries (including without limitation Bank Debt), provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof the Company remains in compliance with Section 6.9 hereof; and

                               (v) the Investor Subordinated Debt; provided that
all new, renewed or extended Investor Subordinated Debt shall have a term (ie., time to maturity) at least as long as the existing Investor Subordinated Debt.

                       (b) Subsidiary Debt. Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 6.10 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such corporation existing immediately after it becomes a Subsidiary.

               Section 6.11. Accounting Policies. Except in order to comply with GAAP, the Company shall not materially change any of its accounting policies or its fiscal year or the fiscal year of any of its Subsidiaries, including without limitation, policies relating to accounting for the residual value of Leased Assets.

               Section 6.12. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their Property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any Property or assets upon conditional sales agreements or other title retention devices, except:

                       (a) Liens for Property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 6.6;

                       (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

                       (c) Liens incidental to the conduct of business or the ownership of Properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in each case incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                                     (d) minor survey exceptions or minor
encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real Properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on Properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

                                     (e) Liens existing as of the Closing Date
and reflected in Schedule 6.12 hereto, but only if (i) the principal amount of the Debt or other Property secured thereby is not increased and (ii) such Lien does not hereafter extend to any Property or asset not previously subject thereto, except to the extent that such encumbered Property or asset is a replacement or substitution for a previously encumbered Property or asset in an asset securitization or leasing or mortgage transaction to which a Subsidiary is a party; and

                                     (f) Liens incurred after the Closing Date
given to secure the payment of Senior Debt incurred within the limitations of Sections 6.09 and 6.10.

              Section 6.13. Restricted Payments. The Company will not make any Restricted Payment except

                      (a) dividends upon any capital stock of the Company for the period from July 15, 1997 to and including the date of making of the dividend payment in question in an aggregate amount not exceeding 35% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit); provided, however, that at the time of any Restricted Payment made prior to August 1, 1999, and after giving effect thereto:

                              (i)     Adjusted Consolidated Debt shall not
exceed an amount equal to 500% of Adjusted Consolidated Net Worth; and

                              (ii)    the aggregate amount of all such dividends
upon the Company's common stock paid during the period from and after July 15, 1997 to and including the date of making the dividend payment in question would exceed the sum of (A) 35% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit) plus (B) the net cash proceeds derived by the Company from the issuance and sale after July 15, 1997 of capital stock of the Company plus (C) the aggregate principal amount of any Debt which has been converted after July 15, 1997 into capital stock of the Company minus (D) the aggregate amount of Restricted Payments made under the provisions of Sections 6.13(a),
(b), (c) and (d); and

provided, further, that from and after July 15, 1997, and after giving effect thereto, the Company shall be in compliance with the provisions of Section 6.13(a)(ii);

                      (b) scheduled repayments at stated maturity of Senior Subordinated Debt ranking equally with the Notes or of Investor Subordinated Debt,

                      (c) at the option of the Company, prepayments of Senior Subordinated Debt ranking equally with the Notes, provided in each case that such Debt is replaced immediately with indebtedness similar in form and substance to the Debt so prepaid, but with a longer maturity than the Notes, and

                      (d) at the option of the Company, prepayments of Investor Subordinated Debt;

provided that, notwithstanding anything to the contrary contained in the foregoing provisions of this Section 6.13, the Company shall not make any Restricted Payment if at the date of making such Restricted Payment, whether before or after giving effect thereto, the Company shall not be in compliance with any provision of Section 6.9 or any Default or Event of Default shall have occurred and be continuing.

              The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof, other than dividends on capital stock of the Company payable not more than 180 days after the date of declaration thereof, the declaration of which is duly noted in the intervening quarterly financial statements of the Company and the payment of which is stated, in the corporate action evidencing the declaration for dividends declared from and after the date hereof, to be (i) payable from funds legally available therefor and (ii) subject to compliance, at the time of and giving effect to such payment, by the Company with the terms hereof.

               For the purposes of this Section 6.13, the amount of any Restricted Payment declared, paid or distributed in Property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such Property at the time of the making of the Restricted Payment in question.

               Section 6.14.  Mergers, Consolidations and Sales of Assets.

                      (a) Subject at all times to the limitations set forth in
Section 2.3 with respect to required prepayments upon a Change of Control or a Sale of the Company or Federal, the Company or any Subsidiary may sell, lease or otherwise dispose of its assets in the ordinary course of its business; provided, however, that if any such sale, lease or other disposition involves more than 10% of Tangible Assets in any one transaction or series of related transactions, the

Company and such Subsidiary shall be limited as to the use of the proceeds therefrom as follows:

                              (i) As to net proceeds equal to a sum not to
exceed 10% of Tangible Assets, such proceeds may be used at their sole and absolute discretion; and

                              (ii) As to net proceeds which exceed 10% of the
Company's Tangible Assets, such excess shall be either (x) reinvested in assets in related businesses of the Company or such Subsidiary, as determined by its Board of Directors; or (y) to the extent not so reinvested or committed to be reinvested, applied to repay the Notes forthwith.

                      (b) Whether or not a Change of Control or a Sale of the Company or of Federal shall occur, if there is a sale or other disposition of more than 1O% of Tangible Assets as herein provided and there is received, as all or a substantial portion of consideration of such transaction, promissory notes or other forms of debt obligation from the purchaser, then the Company shall notify the Holders in writing, in the manner set forth in Section 11.6, of the intent to enter into such transaction (a "Deferred Purchase Price Sale Notice"). Within 30 days after the Company has given a Deferred Purchase Price Sale Notice, the Holders of a majority in aggregate principal amount of the then outstanding Notes may issue a Note Acceleration Notice, whereupon the outstanding principal amount of the Notes shall thereupon become forthwith due and payable. In the event the transaction described in such Deferred Purchase Price Sale Notice does not close, then such Note Acceleration Notice shall be null and void and of no force and effect whatsoever. In the event the Holders do not issue a Note Acceleration Notice within 20 Business Days after they receive a Deferred Purchase Price Sale Notice from the Company, then the right of the Holders to accelerate the Notes in connection with the transaction referred to in such Deferred Purchase Price Sale Notice shall automatically terminate.

                      (c) In connection with any acceleration or payment of the Notes pursuant to Section 6.14(b), the Company shall pay the Prepayment Premium, if the acceleration or payment occurs on or prior to July 1, 2000, and all Break-Up Expenses due in respect of the Notes.

               Section 6.15. Operating Covenants. At all times while any amount is outstanding under the Notes, the Company will not, and will not permit any Subsidiary to:

                      (a) (i) enter into any Lease requiring aggregate payments in excess of the amount of $300,000 unless the Company or such Subsidiary has received a firm commitment to acquire such Lease from the investor to whom such Lease is to be sold or otherwise transferred, or (ii) enter into any Lease with a term in excess of 72 months, or (iii) permit more than 50% of Lease originations of the Company or any such Subsidiary to be from any one State, or
(iv) permit more than 70% of the Company's or any such Subsidiary's Lease originations to be in medical equipment or more than 30% of the Company's or any Subsidiary's Lease originations to be of any other single type of equipment, or
(v) permit more than 30% of the Company's or any such Subsidiary's Lease originations to be or to be produced by any single equipment vendor, or (vi) repurchase any Lease except in the ordinary course of business and in compliance with the terms of the transaction documents entered into between the Company or any such Subsidiary and an SPV in connection with an lease-backed securitization transaction;

                                    (b) (i) enter into any Mortgage with an
original principal amount greater than $300,000 unless the Company or such Subsidiary has received a firm commitment to acquire such Mortgage from the investor to whom such Mortgage is to be sold or otherwise transferred, or enter into any Mortgage with an original principal amount in excess of $1,500,000, or
(ii) permit more than 60% of Mortgage originations of the Company or any such Subsidiary to be from any one State, or (iii) permit more than 10% of Mortgage originations of the Company or any such Subsidiary to be rated "C" or lower, or
(iv) enter into any Mortgage with a term in excess of 30 years, or (v) sell or transfer any Mortgage on any basis other than a non-recourse basis except as to the amount of any premium that may be refundable by the Company in the ordinary course of business with respect to any prepaid Mortgage; or (vi) originate any Mortgage which is not reasonably expected to be sold or transferred within 90 days of the date of origination, or (vii) sell or otherwise transfer more than 50% of Mortgage originations, determined on the basis of the aggregate principal amount thereof, of the Company and its Subsidiaries to any one investor, or
(viii) enter into any Mortgage rated "D" or lower or any Mortgage secured by mixed-use property unless the Company or such Subsidiary has received a firm commitment to acquire such Mortgage from the investor to whom such Mortgage is to be sold or otherwise transferred;

                      (c) include on its balance sheet Mortgages having an aggregate principal amount in excess of $2,500,000 which are more than 180 days old;

                      (d) except upon the prior written consent of the Holders, which consent shall not unreasonably be withheld, consolidate with, combine or merge into any other Person or permit any other Person to consolidate with or merge into it; or sell, lease, abandon or otherwise transfer or dispose of any of its assets or property of any nature except for assets it sells in the ordinary course of its business; or

                                    (e) except upon the prior written consent of
the Holders, which consent shall not unreasonably be withheld, transfer any of its capital stock, or become a party to any agreement, where such transfer or agreement would result in the Company owning, or having the right to vote with respect to, less than 50.001% of the capital stock of any Subsidiary, or where such transfer would result in the Control Group, as a group owning, or having the right to vote with respect to, less than 50.001% of the Company.

               Section 6.16. Issuance, Sale of Stock.

                      (a) The Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 6.16, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

                      (b) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except to qualify directors) or any Debt of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any Debt of any other Subsidiary, unless:

                                  (i) simultaneously with such sale, transfer,
or disposition, all shares of stock and all Debt of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed, of as an entirety;

                                  (ii) the Board of Directors of the Company
shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Debt is in the best interests of the Company;

                                  (iii) said shares of stock and Debt are sold,
transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

                                  (iv) the Subsidiary being disposed of shall
not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

                                   (v) such sale or other disposition does not
involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries

                As used in Sections 6.14 and 6.16, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period commencing on the Closing Date and ending with the date of such sale, lease or other disposition, exceeds 10% of Consolidated Net Worth, determined as of the end of the immediately preceding fiscal year; provided that there shall be excluded from any calculation of a "substantial part" (i) sales, leases and other dispositions of assets in the ordinary course of business and (ii) the sale of Leases and receivables in accordance with industry practice.

                Section 6.17. Investments. The Company will not, and will not permit any Subsidiary to, make any Investments, other than:

                                  (a) Investments by the Company and its
Subsidiaries in and to Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Subsidiary;

                           (b) Investments in commercial paper maturing in 270
days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or other nationally recognized credit rating agency of similar standing;

                           (c) Investments in direct obligations of the United
States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

                           (d) Investments in certificates of deposit maturing
within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Subsidiary, rated AA or better by Standard & Poor's Corporation or Aa or better by Moody's Investors Service, Inc.;

                           (e) loans or advances in the usual and ordinary
course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Subsidiary; and

                           (f) receivables arising from the sale of goods and
services in the ordinary course of business of the Company and its Subsidiaries.

              In valuing any Investments for the purpose of applying the limitations set forth in this Section 6.17, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

              For purposes of this Section 6.17, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

              Section 6.18. Guaranties. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any guaranty except guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute guaranties of obligations incurred by a Subsidiary in compliance with the provisions of this Agreement.

               Section 6 19. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and on the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the

Company, any Subsidiary or any Affiliate (or upon the agreement of Company, any Subsidiary or any Affiliate to purchase or otherwise acquire any Notes), such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Sections 7.3, 7.4 and 8.1.

              Section 620. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

              Section 6.21. Termination of Pension Plans.

                           (a) The Company will not and will not permit any
Subsidiary to withdraw from any Multieniployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any Property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

                           (b) The Company will not, and will not permit any
Subsidiary to, permit any Plans at any time maintained by the Company or any Subsidiary to have any Unfunded Vested Pension Liabilities. As used herein "Unfunded Vested Pension Liability" shall mean an excess of the actuarial present value of accumulated vested Plan benefits as at the end of the immediately preceding Plan year of such Plans (or as of any more recent valuation date) over the net assets allocated to such Plans which are available for benefits, all as determined and disclosed in the most recent actuarial valuation report for such Plans.

                           (c) All assumptions and methods used to determine the
actuarial valuation of vested employee benefits under all Plans at any time maintained by the Company or any Subsidiary and the present value of assets of such Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law.

                           (d) The Company will not, and will not permit any
Subsidiary to, cause any Plan which it maintains or in which it participates at any time to:

                                    (i) engage in any "prohibited transaction"
(as such term is defined in ERISA);

                                    (ii) incur any "accumulated funding
deficiency" (as such term is defined in ERISA), whether or not waived; or

                                    (iii) terminate any such Plan in a manner
which could result in
the imposition of a lien on any Property of the Company or any of its Subsidiaries pursuant to ERISA.

                           (e) The Company will not, and will not permit any
Subsidiary to, permit any condition to exist in connection with any Plan which might constitute grounds for the Pension Benefit Guaranty Corporation to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan.

              Section 6.22. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this
Section 6.22 and concurred in by the independent public accountants referred to in Section 6.22(b) hereof), and will furnish to each Institutional Holder (in duplicate if so specified below or otherwise requested):

                           (a) Quarterly Statements. As soon as available and in
any event within 60 days (or such earlier date as furnished to the holders of the Senior Debt) after the end of each quarterly fiscal period (except the last) of each fiscal year, commencing with and including the quarter ended November 30, 1997, copies of:

                                    (i) consolidated balance sheets of the
Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended;

                                    (ii) consolidated statements of operations
of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                                    (iii) consolidated statements of cash flows
of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete, correct and fairly representative of the financial condition of the Company and its Subsidiaries by an authorized financial officer of the Company;

                           (b) Annual Statements. As soon as available and in
any event within 120 days after the close of each fiscal year of the Company, copies of.

                                    (i) consolidated and consolidating balance
sheets of the Company and its Subsidiaries as of the close of such fiscal year; and

                                    (ii) consolidated and consolidating
statements of operations and changes in stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally-accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

                           (c) Audit Reports. Promptly upon receipt thereof, one
copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants;

                           (a) SEC and Other Reports. Promptly upon their
becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

                           (e) ERISA Reports. Promptly upon the occurrence
thereof, written notice of (i) a Reportable Event with respect to any Plan;
(ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

                           (f) Compliance Certificates. Within the periods
provided in paragraphs (a) and (b) above, a certificate of the Chief Financial Officer of the Company stating that such Person has reviewed the provisions of this Agreement and setting forth: (A) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Sections 6.3, 6.5 and 6.9 through 6.19 at the end of the period covered by the financial statements then being funished,
(B) whether there existed as of the date of such financial statements and whether, to the best of such Person's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto, and (C) unless the Company elects to provide separately the written statements required to be provided pursuant to
Section 6.9, the information required to be contained in such statements, including without limitation the statement of such Person that such Person is not aware of any reason that the Company will not continue to be in compliance with Sections 6.9 and 6.10; and

                      (g) Requested Information. With reasonable promptness, such other data and information as a Holder may reasonably request.

              Without limiting the foregoing, the Company will permit the Purchaser and each Institutional Holder which is the Holder of at least $1,000,000 in aggregate principal amount of the Notes outstanding (or such Persons as such Institutional Holder may designate), individually, to visit and inspect, under the Company's guidance, any of the Properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with the Purchaser and any Institutional Holder individually, the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse any Holder for expenses which such Holder may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Company agrees to reimburse such Holder for all such expenses promptly upon demand.

               Section 623. Change of Name. The Company shall promptly provide notice to all Holders of any change in its name.


SECTION 7. EVENTS OF DEFAULT AND REMEDIES.

               Section 7.I. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

                       (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than 5 days; or

                       (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or

                       (C) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

                       (d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt (other than the Notes) of the Company or any Subsidiary and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                       (e) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Debt of the Company or any Subsidiary may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Debt of the Company or any Subsidiary outstanding thereunder; or any event shall occur or any condition shall exist which shall have caused any Debt of the Company or any Subsidiary to become due prior to its or their stated maturity or its (or their) regularly scheduled dates of payment; or

                       (f) Default shall occur in the observance or performance of any covenant or agreement contained in Section 6.3 through Section 6.6 and
Section 6.9 through Section 6.14; or

                       (g) Default shall occur in the observance or performance of any other covenant or any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which the Company first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by any Holder; or

                       (h) any representation or Warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making or renewal thereof; or

                       (i) final judgment or judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against the Company or any Subsidiary or against any Property or assets of either and any one of such judgments has remained unpaid,unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

                       (j) a custodian, liquidator, trustee, administrator or receiver is appointed for the Company or any Subsidiary or for the major part of the Property of either and is not discharged within 30 days after such appointment; or

                       (k) the Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the Property of any thereof; or

                       (1) bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

              Section 7.2. Notice to Holders. When any Event of Default described in the foregoing Section 7.1 has occurred, or if any Holder or the holder of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all Holders, in the manner set forth in Section 11.6.

              Section 7.3. Acceleration of Maturity. When any Event of Default described in paragraph (a) through (i) of Section 7.1 has occurred and is continuing, the Holders of at least a majority in aggregate principal amount of the Notes may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j), (k) or (l) of Section 7.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders, the entire principal and interest accrued on the Notes. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including costs and expenses (including breakage) of prepaying any interest rate swap or other hedging arrangement entered into by any such Holder relating to the Notes and reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

              Section 7.4. Rescission of Acceleration. The provisions of Section
7.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of Section 7. 1, the Holders holding 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Compdny, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                       (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

                       (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 7.3) shall have been duly paid; and

                       (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.


SECTION 8. AMENDMENTS, WAIVERS AND CONSENTS.

               Section 8.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding at least 66-2/3% in aggregate principal amount of outstanding Notes; providet4 however, that without the written consent of all of the Holders, no such amendment or waiver shall be effective which will change (i) the time of payment (including any prepayment required by Section 2) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) any of the provisions with respect to optional prepayments, or (iii) any of the provisions of Sections 6.14, Section 6.16, or Section 10 or any related definition or (iv) the percentage of Holders required to consent to any amendment or waiver of any of the provisions of this-Agreement.

               Section 8. Solicitation of Holders; Notice to Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder as consideration for or as an inducement to entering into by any Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to all Holders. After an amendment, supplement or waiver becomes effective pursuant to this Section 8, the Company shall send a notice to each Holder of the Notes describing such amendment, supplement or waiver.

                Section 8.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder and upon the Company, whether or not any Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.


SECTION 9. INTERPRETATION OF AGREEMENT; DEFINITIONS.

              Section 9. 1. Definitions. Unless the context otherwise requires or such term is otherwise defined herein, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

              "Adjusted Consolidated Assets" shall mean, as at the date of determination, the total assets of the Company and its Subsidiaries (net of Cash Equivalents) less an amount equal to the sum of (i) an amount equal to 20% of Investments in SPVs, net of Federal's recorded allowance for credit losses (or, in the case of any SPV with respect to which a Trigger Event (as defined in any securitization documents to which such SPV is a party) has occurred, 100% of Investments in such SPV), (ii) an amount equal to 20% of the residual value of Leased Assets, (iii) an amount equal to the outstanding principal amount of all Mortgages more than 180 days old), (iv) an amount equal to the outstanding principal amount of all Mortgages and the aggregate rent due under all Leases with respect to which any payment is more than 90 days past due.

               "Adjusted Consolidated Debt" shall mean, as of the date of any determination thereof, the sum of total outstanding liabilities of the Company and its Subsidiaries plus, without duplication, the unused portion of any credit or lending commitment, less the aggregate principal amount of Investor Subordinated Debt outstanding up to a maximum of $6,000,000.

               "Adjusted Consolidated Net Worth" shall mean an amount equal to the sum of Consolidated Tangible Net Worth plus the aggregate principal amount of Investor Subordinated Debt outstanding up to a maximum of $6,000,000.

               "Adjusted Consolidated Liabilities" shall mean, as of the date of determination thereof, the total liabilities of the Company and its Subsidiaries (net of Cash Equivalents) excluding Investor Subordinated Debt but including the Notes.

               "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company, or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

               "Agreement" shall mean this Note Agreement.

               "Bank Debt" shall mean the Debt from time to time outstanding under the existing bank loan agreements identified on Schedule 6.12 and any amendment, renewal, extension, replacement or refinancing of any of such agreements.

               "Bankruptcy Event" shall mean any liquidation, dissolution or winding up of the Company, or any execution, sale, receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization, or other similar proceeding relative to the Company or its Property.

               "Business Day" or "business day" shall mean any day on which commercial banks are generally open for business in New York, New York.

               "Cash Equivalents" shall mean (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, and maturing not more than one year from the date of purchase thereof, (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. "Moody's" and Standard & Poors Corporation (S&P) and maturing not more than 270 days from the date of creation thereof, (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, and bank having capital, surplus and undivided profits aggregating at least $500,000,000 and maturing not more than one year from the date of creation thereof, (iv) repurchase agreements that are secured by a perfected interest in an obligation described in clause (i) and are with any bank described in clause (iii), (v) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest ratings categories obtainable from either Moody's or S&P and maturing not more than one year from the date of purchase thereof, and (vi) receivables from financial institutions for Mortgages sold or otherwise transferred.

              "Change of Control" shall mean each and every issue, sale or other disposition of shares of stock of the Company or Federal, which results in any Person, or group of Persons acting in concert, other than the Control Group, beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of the Company or of Federal.

               "Change of Control Date" shall mean any date upon which a Change of Control shall occur.

                "Code" shall mean the Internal Revenue Code of 1986, as amended.

                "Collection Action" shall mean with respect to a default upon Senior Debt (i) a general notification to account debtors of the Company that payments in respect of accounts payable to the Company are to be made to or for the account of any holders of Senior Debt, (ii) the commencement by any holder of Senior Debt of a judicial or nonjudicial foreclosure or other enforcement action to realize on collateral security for such Senior Debt, or
(iii) the commencement of judicial proceedings with respect to such default.

              "Company" shall mean New Jersey Mortgage and Investment Corp., a New Jersey corporation, and any Person who succeeds to all, or substantially all, of the assets and business of New Jersey Mortgage and Investment Company.

              "Consolidated" when used as a modifier with respect to Debt, Senior Debt or Senior Subordinated Debt, shall mean all Debt, Senior Debt or Senior Subordinated Debt of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

              "Consolidated Net Income" shall mean, for any period, the consolidated net income of the Company and its Subsidiaries, determined in accordance with GAAP.

              "Consolidated Net Worth" shall mean, as of the date of any determination thereof, the sum of (a) Stockholders' Equity plus (b) the aggregate principal amount of Investor Subordinated Debt outstanding.

              "Consolidated Tangible Net Worth" shall mean, as of the date of any determination thereof, Stockholders' Equity less loans to and receivables from shareholder, employees and affiliates and less intangible assets, including goodwill, all as determined on a consolidated basis in accordance with GAAP.

              "Control Group" shall mean (i) Stan Furst and Joel Furst; (ii) the spouses, lineal descendants and spouses of the lineal descendants of the persons named in clause (i); and (iii) the estates or legal representatives of the persons named in clause (i) and (ii).

               "Debt" of any Person shall mean (i) all obligations of such Person for borrowed money (including but not limited to the Notes) or which has been incurred in connection with the acquisition of assets and (ii) all Guarantees by such Person of Debt of others; provided that there shall be excluded from Debt all obligations created or arising under any conditional sale or title retention agreement with respect to Property acquired by such Person if the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property.

               "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

             "ERISA Affiliate" shall mean any corporation, trade or business that is a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code and Section 4001 of ERISA.

             "Event of Default" shall have the meaning set forth in Section 7.1.

             "Federal" shall mean Federal Leasing Corp., a New Jersey corporation and a wholly-owned Subsidiary of the Company.

             "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity operating in the United States as may be approved by a significant segment of the accounting profession that are applicable to the circumstances as of the date of determination, applied on a consistent basis.

              "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Debt, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Debt or obligation or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available fimds for the purchase or payment of such Debt or obligation, (iii) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation, or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, with interest and other charges accrued and unpaid to the date of payment thereof, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend.

               "Holder" shall mean any Person which is, at the time of reference, the registered holder of any Note, and "Holders" shall mean all such Persons.

               "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of Property or assets, (ii) obligations secured by any Lien upon Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of Property and (iv) Guaranties of Indebtedness of others.

              "Institutional Holder" shall mean any Holder which is the Purchaser or which is a bank, trust company, insurance company, fraternal benefit society, pension fund, mutual fund or other similar institutional investor that meets the definition of "accredited investor" under Rule 501
(a)(1),(2), (3) or (7) of Regulation D promulgated under the Securities Act and that shall hold any Note.

              "Interest Charges" shall mean, for any period, all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

              "Interest Rate" shall mean a fixed rate per annum of 12.00.
percent.

              "Investments" shall mean all investments, in cash or by delivery of Property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in Property to be used or consumed in the ordinary course of business.

              "Investor Subordinated Debt" shall mean the Debt listed in
Schedule 3.17 under the heading "Investor Subordinated Debt" and any renewal, extension or replacement of such Debt.

              "Leased Assets" shall mean assets of the Company or any Subsidiary subject to Leases.

              "Leases" shall mean equipment leases, including medical equipment leases, held by the Company or any of its Subsidiaries.

              "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capitalized lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

                 "Make-Whole Amount" shall mean the excess, if any, of (i) the aggregate present value as of the date of any prepayment of each dollar of principal of the Notes being prepaid and the amount of interest (exclusive of interest accrued to the date of prepayment), at the Interest Rate, that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts on a monthly basis at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 1 00% of the principal amount of the outstanding Notes being prepaid. For purposes of any determination of the Make-Whole Amount:

                        "Reinvestment Rate" shall mean 2.00% plus the arithmetic
                 mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid. If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

                         "Statistical Release" shall mean the statistical
                 release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and, which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

                         "Weighted Average Life to Maturity" of the principal
                 amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by

                (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date under the Notes if such prepayment had not been made, less (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of this Agreement, by
                (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totalling the products obtained in (i).

                "Material Covenant Default" shall mean with respect to any Senior Debt, the occurrence of any event of default or breach of any incurrence or maintenance covenant or any other provision contained therein or in any agreement under which Senior Debt may be issued restricting or relating to: maintenance of working capital, liquidity, current ratio, fixed or interest charges coverage, net worth, allowance for bad debt reserves or debt-to-capitalization ratio; the amount or classes of Debt (including without limitation, Guaranties) which may at any time be incurred or outstanding; permitted Liens; mergers or acquisitions; sale of significant assets; change of control, limitation on prepayment of Debt, default under other Debt, representations and warranties, permitted investments, impairment of collateral; maintenance of borrowing base; or the making of Restricted Payments.

                "Mortgage" shall mean any mortgage on real property granted or held by the Company or any of its Subsidiaries.

                "Multiemployer Plan" shall have the same meaning as in ERISA.

                "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                "Person" shall mean an individual, partnership, corporation, trust, limited liability company, joint venture, association, joint stock company or unincorporated organization, and a government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

                "Plan" shall mean a "pension plan" as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

                "Prepayment Premium" shall mean the prepayment premium in the amount of $120,000 payable upon the occurrence of a Change of Control or a Sale of the Company or Federal occurring on or prior to July 1, 2000.

                "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible, and "Properties" shall mean all such interests.

              "Reportable Event" shall have the same meaning as in ERISA.

              "Restricted Payment" shall mean with respect to the Company:

                      (a) the declaration or payment of any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company); or

                      (b) directly or indirectly, or through any Subsidiary, the purchase, redemption or retirement of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

                      (c) any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

                      (d) any prepayment of principal at the option of the Company in respect of Investor Subordinated Debt.

               "Sale" means (i) any consolidation or merger of the Company or any Subsidiary with another entity, other than (x) in the case of the Company, a consolidation or merger that does not result in a Change of Control, provided that the Company is the surviving entity in such transaction, or (y) a consolidation or merger between Subsidiaries, or of a Subsidiary into the Company; or (ii) any sale, lease or other disposition of all or a substantial part of the Property of the Company or any of its Subsidiaries, other than any sale, lease or other disposition of all or a substantial part of the Property of the Company or any Subsidiary to another Subsidiary or to the Company; as used in this Agreement, the term "all or a substantial part" means with respect to the Company or Federal, fifty (50) percent or more of the assets of either such company.

               "Securities Act" shall mean the Securities Act of 1933, as amended.

               "Security" shall have the same meaning as in Section 2(l) of the Securities Act.

               "Senior Debt" shall mean the principal, interest (including, without limitation, any interest accruing subsequent to the filing of a petition or other action concerning bankruptcy, whether or not such interest is an allowed claim in such proceeding), premiums, penalties, fees, expenses and other amounts due under or in connection with the following, whether presently outstanding or hereafter incurred: (i) all Indebtedness of the Company and its Subsidiaries on a consolidated basis which by its terms is not expressly subordinated to any other Indebtedness of the Company (including without limitation the Bank Debt, as the same may be amended, supplemented or modified from time to time)(a) for money borrowed or (b) which is evidenced by a note, debenture or similar instrument (including a purchase money mortgage) given in connection with the acquisition of any Property or assets (other than inventory or other similar Property acquired in the ordinary course of business); (ii) any liabilities of others described in the preceding clause (i) which the Company has guaranteed; and (iii) all renewals, extensions, refundings, restructurings, amendments and modifications of any such Indebtedness or Guaranty.

               "Senior Subordinated Debt" shall mean the Notes.

               "SPVs" shall mean any special purpose corporation, trust or other entity created by the Company or any of its Subsidiaries in connection with the securitization of assets of the Company or any such Subsidiary.

               "Stockholders' Equity" shall mean the sum of preferred and common stock, additional paid-in capital and retained earnings less treasury stock, determined in accordance with GAAP.

               "Subordinated Indebtedness" shall mean the principal, interest (including, without limitation, any interest accruing subsequent to the filing of a petition or other action concerning bankruptcy, whether or not such interest is an allowed claim in such proceeding), premiums, penalties, fees, expenses and other amounts due under or in connection with all Indebtedness of the Company, whether presently outstanding or hereafter incurred, which by its terms is subordinated to Senior Debt.

               "Subsidiary" or "subsidiary" shall mean with respect to any Person any corporation (or other legal entity) of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation and/or one or more corporations which are themselves subsidiaries of such Person.

               "Tangible Assets" shall mean the tangible assets of the Company and its Subsidiaries as shown on the consolidated balance sheets of the Company as of a given date.

               "Voting Stock" shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the elections of corporate directors, managers or trustees (or Persons performing similar functions).

               "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and Outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by the Company.

               Section 9.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

              Section 9.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 10.           SUBORDINATION.

               Section 10.1. Notes Subordinated to Senior Debt. The Debt evidenced by the Notes and any renewals or extensions thereof, shall at all times be unsecured and wholly subordinate and junior in right of payment to all Senior Debt (including as Senior Debt for all purposes of this Section 10, principal, premium, if any, and interest accruing both before and after the commencement of a bankruptcy proceeding of the Company, and all fees, indemnities and other obligations of the Company payable in respect of any Senior Debt which are not expressly made subordinate and junior to other obligations whether now or hereafter outstanding) all in the manner and with the force and effect hereinafter set forth:

                       (a) In the event of any Bankruptcy Event, all amounts owing on all Senior Debt shall first be indefeasibly paid in full before any payment or distribution of any kind or character is made upon the Debt evidenced by, or any payment is made to purchase, redeem or otherwise acquire the Notes; and in any such event any payment or distribution of any kind or character, whether in cash, Property or Securities (other than in Securities, including equity securities, or other evidences of Debt (i) which are unsecured,
(ii) which have an average life to stated maturity and final maturity which are no shorter than the average life to stated maturity and final maturity of the Notes, (iii) the payment of which is subordinated at least to the extent provided herein to the payment of all Senior Debt, and (iv) which do not have the effect of causing the Notes to be treated in any case or proceeding as part of the same class of claims as the Senior Debt or any class on a parity with or senior to the Senior Debt, or otherwise altering the rights of the holders of Senior Debt in any case or proceeding ("New Subordinated Securities")) which shall be made upon or in respect of any Note shall be paid over to the holders of such Senior Debt, pro rata, for application in payment thereof unless and until such Senior Debt shall have been indefeasibly paid or satisfied in full in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of Senior Debt.

                       (b) In the event the holders of any Senior Debt accelerate the maturity of the payments of principal and interest on any Senior Debt, the Holders shall not receive or take any action to collect or enforce their rights with respect to any payments of principal or interest or other payments or distributions of any kind or character (other than New Subordinated Securities) on the Notes, unless and until the earliest to occur of (i) payment in full of all amounts owing on all Senior Debt outstanding or until payment on such Senior Debt shall have been indefeasibly paid in full, in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of Senior Debt,
(ii) such declaration of acceleration shall have been rescinded or (iii) the default or defaults which gave rise to such declaration of acceleration shall have been cured or waived in writing.

                       (C) In the event of a default in the payment of either principal or interest on any Senior Debt (under circumstances when neither
Section 10.1(a) nor Section 10.1(b) is applicable) and the giving by any holder or holders of such Senior Debt to the Company of written notice of such default (a "Senior Debt Default Notice") the Holder's shall not receive or take any action to collect or enforce their rights with respect to, payments of principal or interest or other distributions of any kind or character on the Notes (other than New Subordinated Securities) (a "Blockage Period"), unless and until the earlier of the date (i) such default shall have been cured or waived in writing by the holders of such Senior Debt or (ii) there shall first have been indefeasibly paid in full in cash or Cash Equivalents all Senior Debt outstanding or until payment of such Senior Debt shall have been provided for in a manner satisfactory to the holders of Senior Debt; provided that such holder or holders of Senior Debt shall either have commenced a Collection Action in respect of such default or shall commence a Collection Action with respect to such default within 360 days after the giving of such Senior Debt Default Notice.

                       (d) In the event of a Material Covenant Default with respect to any Senior Debt (under circumstances when neither Section 10.1(a) nor Section 10.1(b) nor Section 10.1(c) is applicable) and the giving by any holder or holders of Senior Debt to the Company of a Senior Debt Default Notice stating that a Blockage Period is in effect as of the date of such Notice, the Holders shall not receive or take any action to collect or enforce their rights with respect to payments of principal or interest or other distributions of any kind or character on the Notes (other than New Subordinated Securities) unless and until the earliest to occur of (i) indefeasible payment in full in cash or Cash Equivalents of all amounts owing on all Senior Debt outstanding or until payment of such Senior Debt shall have been provided for in a manner satisfactory to the holders of Senior Debt, (ii) such Material Covenant Default shall have been rescinded in writing by the holder or holders of such Senior Debt or (iii) the default or defaults which gave rise to such Material Covenant Default shall have been cured to the satisfaction of the holders of such Senior Debt or waived in writing by the holders of such Senior Debt; provided that such holder or holders of Senior Debt shall either have commenced a Collection Action in respect of such Material Covenant Default or shall commence a Collection Action with respect to such Material Covenant Default within 180 days after the giving of such Senior Debt Default Notice.

                       (e) In the event that any Note is declared or becomes due and payable because of the occurrence of any Event of Default described in
Section 7.1 hereof (under circumstances when neither Section 10.1(a) nor Section 10.1(b) nor Section 10.1(c) nor Section 10.1(d) is applicable), the Holders shall not be entitled to payments of the Notes unless and until there shall first have been indefeasibly paid in full in cash or Cash Equivalents all Senior Debt outstanding at the time such Notes so become due and payable because of any such event, or until payment on such Senior Debt shall have been provided for in a manner satisfactory to the holders of Senior Debt.

                       (f) Notwithstanding the foregoing, (i) a Senior Debt Default Notice shall be effective only if it is given by a holder or holders of Bank Debt, (ii) not more than one Senior Debt Default Notice pursuant to Section 10.1(b) or Section 10.1(c) or Section 10.1(d) shall be permitted in any period of twelve consecutive months nor more than three times in the aggregate; and (iii) a holder of Senior Debt shall not be entitled to give a Senior Debt Default Notice pursuant to Section 10.1(d) more than once with respect to any default which was specified in such a Notice and which has continued uncured or unwaived without interruption since the date such Notice was given, nor shall such holder be entitled to give a separate notice with respect to any default not so specified which (to the actual knowledge of any holder giving such notice) was existing on the date a Senior Debt Default Notice was given pursuant to Section 10.1(d) and which has continued uncured or unwaived without interruption from the date such Notice was given. Upon receipt of any Senior Debt Default Notice, the Company shall forthwith send a copy thereof to each Holder.

                For purposes of this Section 10, payment "otherwise in a manner satisfactory to the holders of Senior Debt" shall be deemed to have occurred with respect to Property (other than cash or Cash Equivalents or promissory notes or other deferred payment obligations) received by the holders of such Senior Debt pursuant to a plan of reorganization of the Company approved under Chapter 11 of the Federal Bankruptcy Code, if such holders voted in favor of such plan, or pursuant to an agreement, contract or other arrangement in writing executed by such holders, to the extent in any such case that pursuant to such plan, agreement, contract or other arrangement such Property is intended to satisfy the obligations of the Company to such holders.

                Upon the expiration of any 360-day period described in Section 10.1(c) or any 180-day period described in Section 10.1(d), provided that no Senior Debt holder shall have commenced a Collection Action prior to such expiration, the Holders shall be entitled to receive immediate payment of all accrued but unpaid payments of interest and required prepayments of principal pursuant to Section 2 or Section 6.14 of this Agreement and payment of principal at maturity of the Notes, but shall not be entitled to receive other payments of principal or interest or other distributions of any kind or character on the Notes, unless the Senior Debt has been paid in full or provision reasonably satisfactory to the holders of Senior Debt has been made.

                Each and every Holder by its acceptance of Notes agrees that each, holder of Senior Debt shall be a third party beneficiary hereof and entitled to rely hereon as though it was a party hereto and further undertakes and agrees for the benefit of each holder of Senior Debt to execute, verify, deliver and file any proofs of claim which any holder of Senior Debt may by written notice to such Holder at any time require in order to prove and realize upon any rights or claims pertaining to the Notes and to effectuate the full benefit of the subordination contained herein; and upon failure of any Holder so to do within 30 days following such written notice by such holder of Senior Debt, any such holder of Senior Debt shall be deemed to be irrevocably appointed the agent and attorney-in-fact of such Holder to execute, verify, deliver and file any such proofs of claim.

                 The Company agrees, for the benefit of the holders of Senior Debt, that (a) it shall

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


give prompt notice in writing to the holders of Senior Debt of the occurrence of a Default and (b) in the event that any Note is declared or becomes due and payable before its stated maturity because of the occurrence of an Event of Default hereunder, (i) the Company will give prompt notice in writing of such happening to the holders of Senior Debt and (ii) all Senior Debt shall forthwith become immediately due and payable upon demand of the holder thereof, regardless of the expressed maturity thereof.

              The Company shall give prompt written notice to each Holder of any default or event of default with respect to any Senior Debt, of any acceleration of the maturity of any Senior Debt, and of the commencement of any action to enforce or collect upon the Senior Debt.

              No right of any holder of any Senior Debt to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company or the holders of Senior Debt, or by any noncompliance by the Company with any of the terms, provisions and covenants of the Notes or this Note Agreement, regardless of any knowledge thereof that any such holder of Senior Debt may have or be otherwise charged with. In addition, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility to such Holders and without impairing or releasing the subordination provided in this Section 10, do any one or more of the following:
(i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or any guaranty of or collateral for Senior Debt; (ii) sell, exchange, release or otherwise deal with any Property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection or payment of Senior Debt; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

              If any payment or distribution of any character, whether in cash, Property or securities shall be received by any Holder in contravention of any of the terms of this Agreement and before all the Senior Debt shall have been paid in full or provision having been made for such payment, such payment or distribution or security shall be received in trust for the benefit of, and shall be promptly paid over or delivered and transferred to the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full.

               The provisions of this Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt for any reason whatsoever, all as though such payment had not been made.

               The terms and provisions of this Section 10 (including the definitions relating hereto or used herein) are made for the benefit of the holders of Senior Debt, who are entitled to rely thereon and compel enforcement thereof and shall not be amended or modified in any

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


respect without the prior written consent thereto of the holders of Senior Debt.

              The foregoing provisions are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and the Holders on the other hand, and nothing herein shall impair, as between the Company and the Holders, the obligation of the Company which is unconditional and absolute, to pay the principal, premium, if any, and interest on the Notes in accordance with their terms, nor shall anything herein prevent the Holders from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of the holders of Senior Debt as herein provided for.

SECTION - 11.         MISCELLANEOUS.

              Section 11.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register") and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any
Note issued pursuant to this Agreement.

              At any time and from time to time any Holder which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.

              The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof and a Holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such Holder.

              Each registered Note shall contain a legend stating that such Note has not been registered under the Securities Act or under any applicable state securities laws and may be reoffered or sold only if so registered or if an exemption from registration is available.

              Section 11.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Note initially delivered or of any Note exchanged or substituted therefor pursuant to Section 11.1, this Section 11.2 or Section 11.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note, or Notes in denominations of $100,000 or any amount in excess thereof as such Holder shall specify, for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

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


                Section 11.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of such loss, theft of destruction shall be accepted as satisfactory evidence thereof and no indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

               Section 11.4. Expenses, Stamp Tax Indemnity.

                       (a) If the Closing shall not occur, the Company will promptly pay all of the Purchaser's reasonable fees and other expenses (including reasonable out-of-pocket costs and travel expenses) in connection with the consideration, preparation, negotiation, execution or delivery of this Agreement or of any amendments, waivers or consents pursuant to the provisions hereof, including but not limited to the reasonable fees and disbursements of Lane & Mittendorf LLP, special counsel to the Purchaser.

                       (b) If the Closing shall occur, the Company will promptly pay all of the Purchaser's reasonable fees and other expenses (including reasonable out-of-pocket costs and reasonable travel expenses) in connection with the consideration, preparation, negotiation, execution or delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable fees and disbursements of Lane & Mittendorf LLP, special counsel to the Purchaser, duplicating and printing costs and charges for shipping the Notes, adequately insured to the Purchaser's home office or at such other place as the Purchaser may designate, and all such reasonable expenses of the Holders relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes.

                       (c) The Company also agrees that it will pay and hold the Holders harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding.

                       (d) The Company agrees to protect and indemnify the Holders against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

                       (e) Without limiting the generality of the foregoing, it is agreed and understood that the Company will pay at the Closing (if it shall occur) and upon receipt of any

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


statement therefor, all of the foregoing expenses arising in connection with or relating to this Agreement. The obligations of the Company under this Section
11.4 shall survive the termination of this Agreement.

              Section 11.5. Powers and Rights Not Waived, Remedies Cumulative. No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

              Section 11.6 Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail (registered or certified airmail if such Holder's address is outside the United States) or overnight air courier (provided that any Sale Notice or Deferred Purchase Price Sale Notice shall always be sent by overnight air courier), or by facsimile communication, in each case addressed to such Holder at its address appearing beneath its signature at the foot of this Agreement or such other address as any Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at the address beneath its signature at the foot of this Agreement or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in accordance with this Section 11.6, and a notice to such Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in accordance with this Section 11.6 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.

               Section 11. 7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Purchaser and its successor and assigns, including each successive Holder.

               Section 11.8. Survival of Covenants and Representations.
All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

               Section 11.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

              Section 11.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to the laws thereof regarding conflicts of laws.

               Section 11.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

             The execution hereof by the Purchaser shall constitute a contract between the Company and the Purchaser for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                        NEW JERSEY MORTGAGE AND
                                        INVESTMENT CORP.


                                        By: /s/ Joel Furst
                                            ----------------------------------
                                            Name: Joel Furst
                                            Title: Sr. Vice Pres.

Notices to the Company:

NEW JERSEY MORTGAGE AND
 INVESTMENT CORP.
5 Becker Farm Road
Roseland, New Jersey 07068
Attention: President
Telefacsimile:
Confirmation:

Account information for electronic
funds transfers to the Company:

New Jersey Mortgage and Investment Corp.
Borrow Account
Corestates Bank
Account # 1151033
ABA routing # 031000011
Ref.- $3 Million 12.00% Senior
       Subordinated Notes due
       July 1, 2002

Accepted July 22, 1997
N M ROTHSCHILD & SONS LIMITED

By: /s/ C.R. Keay
    -----------------------------------
    Name: C.R. Keay
    Title: Director


By: /s/ Peter Westby
    -----------------------------------
      Name: Peter Westby
      Title: ASSISTANT DIRECTOR


Notices to the Purchaser:

N M ROTHSCHILD & SONS LIMITED
New Court
St Swithin's Lane
London EC4P 4DU
Attention: Andrew Jackson
Telefacsimile: 011 44 17 1 280-5400
Confirmation: 011 44 17 1 280-5676

Account information for electronic
funds transfers to the Purchaser:

Chase Manhatten Bank N.A.
New York, New York
For the account of N M Rothschild & Sons Limited London
Account # 001-1-948262
SWIFT Code CHAUS33
Reference: NJMIC








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